UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 16, 2016
(Date of earliest event reported)

STEVEN MADDEN, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 16, 2016, Steven Madden, Ltd. (the “Company”) entered into an amendment (the “Amendment”) to its existing employment agreement, dated December 31, 2015 (the “Rosenfeld Employment Agreement”), with Edward R. Rosenfeld, the Company’s Chief Executive Officer and the Chairman of the Board of Directors of the Company. Pursuant to the terms of the Amendment, in the event that Mr. Rosenfeld’s employment is terminated by the Company without Cause (as defined in the Rosenfeld Employment Agreement) or by the resignation of Mr. Rosenfeld for Good Reason (as defined in the Rosenfeld Employment Agreement) during the period commencing 90 days prior to a Change of Control (as defined in the Rosenfeld Employment Agreement) and ending 180 days after a Change of Control, Mr. Rosenfeld would be entitled to receive a cash payment within ten days of the date of his termination or resignation of employment in an amount equal to 2.5 times the sum of (i) the annual base salary to which Mr. Rosenfeld was entitled as of the date of such termination or resignation of employment plus (ii) the average cash bonus paid to him during the preceding three-year period ending on the last previous December 31st.

All other terms of the Rosenfeld Employment Agreement remain unchanged.

The foregoing description of the Amendment to the Rosenfeld Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1	First Amendment to Employment Agreement, dated as of May 16, 2016, between the Company and Edward R. Rosenfeld.
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2016

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Name:	Edward R. Rosenfeld
Title:	Chief Executive Officer

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